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                                                             EXHIBIT 11

                                        Statement Regarding Computation of Per Share Earnings

                                         Three and Nine Months Ended March 31, 1997 and 1996

                                          (dollars in thousands, except per share amounts)


                                                                                Three months ended             Nine months ended
                                                                                      March 31,                   March 31,
                                                                              ------------------------    ------------------------
                                                                                 1997          1996          1997          1996
                                                                                 ----          ----          ----          ----
Net Income...............................................................     $    2,626    $    2,020    $    4,255    $    5,584
                                                                              ==========    ==========    ==========    ==========


Number of shares outstanding
  Weighted average shares issued.........................................       5,950,000    5,950,000     5,950,000     5,950,000
  Less: Weighted average shares held in treasury.........................      1,129,090       699,590     1,113,063       520,310
  Less: Average shares held by the ESOP..................................        476,000       476,000       476,000       476,000
  Plus: ESOP shares released or committed to be
             released during the fiscal year.............................         99,130        60,880        89,328        51,790
  Plus: Average common stock equivalents - primary.......................        298,800       155,821       253,102       144,722
                                                                              ----------    ----------    ----------    ----------
        Average primary shares...........................................      4,742,840     4,991,111     4,703,367     5,150,202

  Plus: Average common stock equivalents - fully diluted.................         13,574            ---       57,603         6,157
                                                                             --------------------------   ----------  ------------
        Average fully diluted shares.....................................      4,756,414     4,991,111     4,760,970     5,156,359
                                                                               =========     =========     =========     =========

Earnings per common share
        Primary..........................................................    $      0.55   $      0.40   $      0.90   $      1.08
                                                                             ===========   ===========   ===========   ===========
        Fully diluted....................................................    $      0.55   $      0.40   $      0.89   $      1.08
                                                                             ===========   ===========   ===========   ===========
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